Exhibit 10.1

CONFIDENTIAL PORTIONS OF THIS DEED OF VARIATION HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(b)(10)(iv) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (i) IS NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTA GOLD CORP. IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACES WITH BRACKETS [  ], CONTAINING A STATEMENT AS TO THE NATURE AND REASON FOR REDACTION.

Deed of Variation

Jawoyn Association Aboriginal Corporation

and

Barnjarn Aboriginal Corporation

and

Vista Gold Australia Pty Ltd ACN 117 327 509

and

Vista Gold Corp.

RGG 538806 - execution version

Level 9, Mitchell Centre, 59 Mitchell Street, Darwin NT 0800 Australia	Telephone +61 8 8943 0400
GPO Box 1302, Darwin NT 0801 Australia	Facsimile 1300 307 879 (Australia) +61 8 8929 9900 (International)
hwlebsworth.com.au

Table of contents

1. Definitions and interpretation clauses2

1.1 Definitions2

1.2 Interpretation8

1.3 Recitals9

2. Variations to the Agreements9

2.1 Replaced Terms9

2.2 Royalty Payments10

3. Support for Mt Todd Operations11

4. Leaders Forum13

4.1 Establishment of Leaders Forum13

4.2 Composition of Leaders Forum13

4.3 Purpose of the Leaders Forum13

4.4 Chair of Leaders Forum14

4.5 Leaders Forum Meetings and costs of meetings14

4.6 Leaders Forum Procedures14

4.7 Confidential Information15

5. Contract opportunities16

5.1 Acknowledgement16

5.2 Preference in Contract Tenders16

5.3 Notice of Local Contracts17

5.4 Jawoyn Participation in third party tenders18

5.5 Local Asset Disposals18

6. Specific Contract Proposals for further discussion19

6.1 Proposals from Jawoyn19

6.2 Rehabilitation contracts19

6.3 Carbon Sequestration Projects19

7. Employment and Training20

7.1 Promotion of Aboriginal Employment Participation20

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7.2 Strategy Development20

7.3 Training20

7.4 Employment21

7.5 Traditional Owner Support for Improving Employment and Training Participation21

8. Cross-Cultural Awareness Program22

8.1 Development of Program22

8.2 Purpose of Program22

8.3 Cultural Heritage Management and Protocol22

8.4 Werenbun and Jodetluk communities23

9. Dispute Resolution24

9.1 No proceedings24

9.2 Notification of Dispute24

9.3 Reasonable efforts to resolve Dispute24

9.4 Dispute Resolution Process24

9.5 Commencing Proceedings25

9.6 Breach of this clause25

9.7 Exception25

10. Confidentiality25

10.1 Acknowledgement25

10.2 Non-disclosure of Confidential Information25

10.3 Permitted disclosure25

10.4 Breach27

10.5 Survival of termination27

11. Goods and Services Tax27

11.1 GST exclusive amounts27

11.2 Payment of GST27

11.3 GST Adjustments28

11.4 Definitions28

12. General28

12.1 Dealings28

12.2 Governing Law31

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12.3 Entire Agreement31

12.4 Effecting the agreement31

12.5 Waiver31

12.6 Severability32

12.7 Notices32

12.8 Counterparts33

12.9 Consents and Approval34

12.10 Cumulative Rights34

12.11 Reading Down34

12.12 Contra Proferentum34

12.13 Costs34

Annexure A Relevant Percentage35

Signing page37

Deed of Variation	Page iii

Deed of Variation

Date	25 November 2020
Parties	Jawoyn Association Aboriginal Corporation ICN 373 of 89 Victoria Highway, Katherine in the Northern Territory of Australia (the Association)
Barnjarn Aboriginal Corporation ICN 1776 of 89 Victoria Highway, Katherine in the Northern Territory of Australia (the Corporation)
Vista Gold Australia Pty Ltd ACN 117 327 509 of Suite 1, 4 Manning Road, Double Bay New South Wales (Vista)
Vista Gold Corp. of 7961 Shaffer Parkway, Suite 5, Littleton Colorado 80127, United States of America (the Guarantor)

Recitals
A.
The Parties and the Other Parties entered the 2006 Deed, under which Vista agreed to observe, perform and be bound by the terms, covenants and obligations of the Transferors, arising on or after the Effective Date, in respect of the Jawoyn Agreement (no. 1), the Confirmation Deed and the Jawoyn Agreement (no. 2) to the intent and effect that as from the Effective Date, Vista was taken to be a party to each of the Agreements in the place of the Transferors, subject to the variations provided for in the 2006 Deed.
B.
Clause B1(e) of the First Schedule of the Jawoyn Agreement (no. 1), as amended by the 2006 Deed, provides that the Association will be offered the opportunity to establish a Joint Venture Company ('JV') with Vista holding 90% and the Association 10% to apply for necessary permits and seek appropriate financing, the equity funding of which will be in the proportions, Vista 90% and the Association 10%.

Deed of Variation

C.
The JV has not been formed.
D.
The Parties have agreed to vary the terms of the Jawoyn Agreement (no. 1with respect to the JV.
E.
The Parties acknowledge and agree that the consideration, payments and compensation provided for in this Deed are:
(a)
in substitution for the consideration and commitments provided in the Replaced Terms; and
(b)
in satisfaction of all or any compensation payable under the Act, including but not limited to compensation payable under Division 6 of Part 5 of the Act in respect of the Mt Todd Project and the Mt Todd Mt Todd Project Area.
F.
The Guarantor agrees to guarantee to the Association the performance and observance by Vista of all its obligations under this Deed.

This Deed witnesses that in consideration of, among other things, the mutual promises contained in this deed the Parties agree as follows:
1.Definitions and interpretation clauses
1.1Definitions
(a)Subject to sub-clause (b), in this Deed, unless the contrary intention appears, words defined in the Agreements shall have the same meaning in this Deed.
(b)In this Deed the following definitions apply unless the context requires otherwise:
2006 Deed	means a Deed of Variation, Adoption and Release made on 1 March 2006 between the Parties and the Other Parties.
2016 Deed	means a Deed of Agreement to Vary Conditions made on 16 August 2016 between the Parties.
Accounting Standards

means the accounting standards required to be complied with under the Corporations Act 2001 (Cth) and any other relevant accounting standards issued by the Australian Accounting Standards Board and generally accepted accounting principles applied from time to time in Australia.

Act	means the Mineral Titles Act 2010 (NT).

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Adjustment

means any adjustment:

(A)

which arises from a subsequent adjustment to the amount paid to the Association based on the actual Gold recovered after refining;

(B)

to correct any accounting or recording errors from previous Months;

(C)

which are otherwise made in accordance with this Deed; or

(D)which are agreed by the Parties.

Agreements	means: (a) the Jawoyn Agreement (no. 1); (b) the Jawoyn Agreement (no. 2); (c) the Confirmation Deed; and (d) the Deed of Adoption and Release; (e) the 2006 Deed; and (f) the 2016 Deed.
Arm’s Length Terms	means prices and terms no less favourable to Vista than those which would be paid and agreed to by a Third Party in an arm’s length transaction under similar circumstances.
Assumption Deed

means a deed in such form as may be reasonably required by the Party for whose benefit the deed is to be made (acting in a timely and prompt manner) whereby the assignee or other recipient of an interest in the Mineral Leases agrees to assume, be bound by and perform the obligations in this Deed of the Party from which it acquires its interest and rights.

Australian Dollar Equivalent

means, where sum to which this Deed relates is not stated in Australian dollars, the amount determined by converting the amount in foreign currency into Australian dollars at the Exchange Rate existing at the end of a Month as referred to in sub-clause 2.2(b), as may be applicable.

Authorisation

means any consent, authorisation, registration, filing, lodgement, notification, agreement, certificate, commission, lease, licence, permit, approval or exemption relating to the Mt Todd Project from, by or with an Authority (including without limitation Mineral Leases and any access authority under section 84 of the Act).

Authority

means any government, governmental department, local government council, governmental or statutory authority or any other party under a Law which has a right to impose a requirement or whose consent is required with respect to any

Deed of Variation

matter or thing arising under, or affected by, this Deed (but for the purposes of clarity does not include a Land Council).
Business Day	means any day other than a Saturday, Sunday, public holiday or bank holiday in Darwin.
Calculation Date	means the date of receipt of proceeds by Vista, or in the case of Gold delivered, sold or otherwise used in Hedging, the relevant settlement date.
Confidential Information

means all confidential, commercially sensitive, non-public or proprietary information provided by or on behalf of a Party (Discloser) to another Party (Recipient) regardless of how the information is stored or delivered, which is exchanged between the Parties before, on or after the Effective Date in connection with the Mt Todd Project including any information contained in any Statement or any Royalty Records and any materials provided to and the minutes of any meeting of the Leaders Forum, but excluding information:

(a)

which is in or becomes part of the public domain other than through breach of this deed or an obligation of confidence owed to the Discloser; or

(b)

which the Recipient can prove by contemporaneous written documentation was already known by it at the time of disclosure to it (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality).

Confirmation Deed	means the Deed so described in the 2006 Deed being a Deed entered into on 22 July 1993 between the Territory, Pegasus, the Association and the Corporation.
Cultural Heritage	means an object or place of significance to Aboriginal people in accordance with Aboriginal Tradition, and includes Sacred Sites.
Deed of Adoption and Release	means the deed so described between the Territory, Yimuyn Manjerr, GGR, Pegasus, the Association and the Corporation dated 18 March 1999.
Discloser	has the meaning specified in the definition of Confidential Information.
Effective Date	has the same meaning as in the 2006 Deed.
Exchange Rate

means, in respect of any foreign currency:

(A)

the rate for that foreign currency, in Australian dollars, as quoted on the Reserve Bank of Australia website; or

(B)

if those rates are not quoted, then the average of the buy and sell rates for the foreign currency as quoted by any

Deed of Variation

two major Australian trading banks selected by the Parties in good faith and on a consistent basis,

on the day on which the Exchange Rate is to be determined (or, if the Exchange Rate is to be determined on a day that is not a Business Day, then on the immediately preceding Business Day).

Encumbrance

means any security interest, mortgage, pledge, lien, charge, title retention arrangement, trust or power, or other form of security or interest having effect as a security for the payment of any monetary obligation or the observance of any other obligation whether existing or agreed to be granted or created.

Encumbrancee	means a person who is entitled to the benefit of an Encumbrance over the Tenements, the Royalty or over a party’s rights under this Deed.
General Dealing	has the same meaning as in the Act.
GGR	means Kairiki Energy Limited ACN 002 527 906, formerly known and described as Yilgarn Gold Limited (Controller Appointer) (formerly General Gold Resources NL).
Gold

means gold in any form including dorè bullion, metal contained on carbon or in sludge, concentrate, nuggets, alluvial gold and specimens regardless of whether recovered or produced in a plant specifically constructed to process Ore from the Mt Todd Project Area or blended with Ore from other sources and processed at a site outside the Mt Todd Project Area.

GST	has the same meaning as in the GST Law.
GST Law	has the meaning given to that term in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and any other Law or regulation relating to the imposition or administration of GST.
Gross Value

means, for a Month:

(A)

for Gold not subject to Hedging, the gross proceeds received by Vista or applied to its benefit, in Australian dollars, or in Australian Dollar Equivalent, from the sale or other disposal of Gold; plus

(B)

for Gold subject to Hedging (delivered, sold or otherwise used in Hedging transactions), the London Fix for Gold multiplied by the number of gold ounces subject to Hedging on each respective settlement date; plus

(C)

the proceeds received from an insurer in the case of loss of, or damage to, Gold (net of any excess paid in respect of that loss).

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Jawoyn Agreement (no. 1)	means the Deed so described in the 2006 Deed being a Deed entered into on 28 January 1993 between the Territory, Pegasus and the Association as varied by a deed of variation dated 5 March 1993.
Jawoyn Agreement (no. 2)	means the Deed so described in the 2006 Deed being a Deed entered into on 11 November 1996 between Pegasus, the Association and the Corporation.
Jawoyn Entity	means a corporation or other form of association that is legally able to contract and hold property and that is majority owned and controlled by the Association.
Land Council	has the same meaning given to that term in the Aboriginal Land Rights (Northern Territory) Act 1976 (Cth).
Law

means any applicable statute, regulation, by-law, ordinance or subordinate legislation in force from time to time in Australia, whether made by a State, Territory, the Commonwealth, or a local government, and includes the common law as applicable from time to time.

Leaders Forum	means the forum referred to in clause 4.
Local Business	means any business that is located within the Northern Territory.
Local Contract

means a contract which is:

(a)

in relation to the Mt Todd Project; and

(b)

of a type that Vista or its Related Bodies Corporate would usually contract out to Local Business with expertise and capacity in supplying and/or performing the goods or services the subject of the contract.

London Fix

means the daily London Bullion Market Association Afternoon Gold Fix, or if the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references to such price must be replaced with the prices of such other association or entity generally accepted and recognized in the mining industry.

Mineral Leases	means Mineral Lease nos. MLN 1070, MLN 1071, MLN 1127 & ML 31525.
Month	means a calendar month.
Mt Todd Project	has the same meaning as in the Mt Todd Project Agreement.
Mt Todd Project Agreement	means the Mt Todd Project Agreement as set out in the Schedule to the Mt Todd Project Agreement Ratification Act 1993 as varied from time to time.

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Mt Todd Project Area	means the area within the boundaries of the Mineral Leases existing at the date of this Deed where mining activities are conducted from time to time during the term of this Deed.
Other Parties	means the Territory, Yimuyn Manjerr, GGR, Vallance and Pegasus.
Ore

means any mineral or mixture of minerals of intrinsic economic interest located in or on the Earth's crust which exist in sufficient quantity and quality to allow the extraction and production of the desired metal at a profit.

Parties	means the Association, the Corporation, Vista and the Guarantor and Party means any of them.
Pegasus	means Pegasus Gold Australia Pty Ltd (Subject to Deed of Company Arrangement) ACN 009 628 924.
Quarter

means a period of 3 consecutive Months commencing on 1 January, 1 April, 1 July or 1 October in any year, other than the first Quarter which commences on the Commencement Date and expires on the date immediately preceding the next to occur of 1 January, 1 April, 1 July or 1 October.

Recipient	has the meaning specified in the definition of Confidential Information.
Refinery	means a smelter, refinery or other processing facility.
Rehabilitation Plan	means the rehabilitation plan approved for the Mt Todd Project under the Mining Management Act 2001.
Related Body Corporate	Related Body Corporate has the same meaning that it has in the Corporations Act 2001 (Cth).
Related Entity	Related Entity has the same meaning that it has in the Corporations Act 2001 (Cth).
Relevant Percentage	means the percentage calculated by reference to the table in Annexure A as at the Calculation Date.
Replaced Terms

means the terms of:

(a)

sub-clauses (c), (d), (e), (f) & (g) of clause B1 of the First Schedule of the Jawoyn Agreement no. 1, as inserted by clause 8.1 of the 2006 Deed;

(b)

sub-clause (a) under the heading "EMPLOYMENT" of clause B1 of the First Schedule of the Jawoyn Agreement no. 1, as inserted by clause 8.2 of the 2006 Deed; and

Deed of Variation

(c) sub-clause (e) under the heading "EMPLOYMENT" of clause B1 of the First Schedule of the Jawoyn Agreement no. 1, as inserted by clause 8.5 of the 2006 Deed.
Royalty Payments	means the royalty payments provided in clause 2.2.
Royalty Records

means the books, accounts and records maintained by or on behalf of Vista showing reasonable detail in relation to:

(A)

the quantity of Gold produced in each Month;

(B)

the calculation of Gross Value for each Month;

(C)

where there is any commingling of Gold in with materials from areas extracted outside the Mt Todd Project Area, the measures, moistures and assays of the minerals and substances in the Gold extracted and recovered from the Mt Todd Project Area prior to the commingling; and

(D)

invoices, receipts, or sale documents.

Statement

means for a Quarter, a statement setting out in reasonable detail:

(A)

the quantities of Gold sold during the Quarter;

(B)

the individual elements which make up the calculation of Royalty Payments; and

(C)

any other material information which is relevant in verifying the accuracy of Royalty Payments.

Territory	means the Northern Territory of Australia.
Third Party	means a person not a Party, or the Related Body Corporate or Related Entity of a Party, to this Deed.
this Deed

means this document called Deed of Variation and its Annexure, as amended from time to time in accordance with this Deed, and any other documents expressly identified in this document as forming part of this Deed.

Vallance	means Vallance Holdings Pty Ltd (Controller Appointed) ACN 078 165 107.
Yimuyn Manjerr	means Yimuyn Manjerr (Investments) Pty Ltd (formerly Multiplex Resources Pty Ltd)(Controller Appointed) ACN 009 362 958.
1.2Interpretation

In this Deed:

(a)headings are for convenience only and do not affect interpretation;

and unless the context otherwise requires:

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(b)	words denoting the singular number include the plural and vice versa, and words denoting any gender include all genders;
(c)	the expression 'person' includes an individual, the estate of an individual, a body corporate, a corporation and a statutory or other authority or association and where a person is referred to as the trustee of any trust or settlement the reference is to that person in that capacity;
(d)	a reference to a clause, recital, sub-clause, or schedule is a reference to a clause, recital, sub-clause, or schedule in or to this Deed;
(e)	a reference to this Deed, or any other agreement, deed or instrument will be deemed to include references to this Deed, other agreement, deed or instrument as varied or supplemented from time to time;
(f)	a reference to any Party includes that Party's executor's, administrators, successors substitutes and permitted assigns, including any person taking by way of novation;
(g)	a reference to any legislation or statute shall include a reference to any amendment, re-enactment, variation or extension thereof or statutory provision substituted therefor;
(h)	where any word or phrase is given a defined meaning, any other part of speech or grammatical form in respect of that word or phrase has a corresponding meaning; and
(i)	the word 'includes' in any form is not a word of limitation.
1.3	Recitals

The above Recitals are true and correct in every material particular and are deemed to form part of this Deed but any fact or matter referred to in those Recitals that is inconsistent with any term or provision hereafter appearing shall be read as subject to that term or provision.

2.	Variations to the Agreements
2.1	Replaced Terms

The Parties agree to vary the terms of the Jawoyn Agreement (no. 1) by:

(a)	deleting the Replaced Terms; and
(b)	amending sub-clause (k) of clause B1 of the First Schedule of the Jawoyn Agreement no. 1, as inserted by clause 8.1 of the 2006 Deed:
(i)	by deleting the words "(including any dispute as to the EXJV)" on the 3rd and 4th lines; and

Deed of Variation	Page 9

(ii)	by amending the penultimate sentence of sub-clause (k)(C)(2) to read:

"The person appointed as an expert under this clause is deemed not to be an Arbitrator but an expert and the law relating to arbitration, including the Commercial Arbitration (National Uniform Legislation) Act 2011 (NT) will not apply to him or her in his or her determination."

2.2	Royalty Payments
(a)	Vista will make the Royalty Payments to the Association in consideration for the Association’s agreement to vary the Jawoyn Agreement (no. 1) and remove the obligations and liabilities of the Replaced Terms.
(b)	The Royalty Payments will be of an amount equal to the Relevant Percentage multiplied by the Gross Value of all Gold produced from the Mt Todd Project Area which is to be determined in accordance with the provisions of this Deed, in any Month, and shall be paid within 30 days of the end of that Month.
(c)	Vista must keep, or cause to be kept, true and accurate Royalty Records in accordance with generally accepted Accounting Standards and generally accepted Australian mining industry practice consistently applied, including tonnage, moisture, volume, analyses of Gold content, weight, assays of payable content and other records and supporting materials, as appropriate, related to the computation of payments hereunder, and must permit the Association or its representatives to inspect such records.
(d)	Vista will provide a Statement each Quarter to the Association.
(e)	The Association may, upon reasonable notice to Vista and at reasonable times and at its own cost, no later than 60 days after receiving a Statement in respect of a Quarter, appoint a suitably qualified accountant (the Inspector) to inspect, audit and report on the Royalty Records in respect of that Quarter.
(f)	Vista must give the Inspector reasonable access to the Royalty Records of Vista at its offices, or elsewhere as agreed, in respect of the Royalty Payments for that Quarter. Such access shall be on no more than one occasion in respect of any Quarter.
(g)	If the Association notifies Vista of any underpayment or overpayment of the Royalty which the Inspector, in its reasonable opinion, considers exists, or the Inspector asserts that any Royalty Payments paid have been calculated in error, Vista must, on being provided with a copy of the report of the Inspector, make an Adjustment of the Royalty Payments due for the next Month accordingly, unless Vista gives a Royalty Dispute Notice under this clause in relation to the relevant Statement within one Month of receiving the report of the Inspector.
(h)	Vista may dispute a report of an Inspector under sub-clause (g) (each a ‘Royalty Dispute’) by giving to the Association a notice (‘Royalty Dispute Notice’) identifying the Royalty Dispute. The Parties agree to meet no later than 10 days after a Royalty Dispute Notice is issued to discuss a Royalty Dispute.

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(i)	If the Parties are unable to resolve the Royalty Dispute within one Month of a Party issuing a Royalty Dispute Notice, any Party may request the President for the time being of the Institute of Chartered Accountants in Australia (South Australia/Northern Territory Branch) to appoint a suitably qualified accountant (‘Accountant’) to determine the Gross Value of Gold produced during the period(s) in question from the Mt Todd Project Area in accordance with the terms of this Deed, Royalty Records and statements except that if the sale or other disposal of Gold is not Arm's Length Terms then the Gross Value is to be deemed by the Accountant to be a value calculated on Arm's Length Terms.
(j)	The decision of such Accountant shall be that of an expert and the valuation and decision of that Accountant shall be final and binding upon the Parties. The cost in relation to a determination by the Accountant as stated shall be borne equally by the Parties.
(k)	In the event that:
(i)	Vista does not make a Royalty Payment within 60 days of such payment being due; or
(ii)	within 60 days of a Royalty Dispute being determined by the Accountant, Vista has not made the Royalty Payment in accordance with that determination,

the Guarantor is liable to make the relevant Royalty Payment to the Association and the relevant Royalty Payment will be treated as a debt due and payable to the Association by the Guarantor, payable on demand by the Association.

3.	Support for Mt Todd Operations
(a)	The Association, to the extent permitted by law will:
(i)	support the conduct of the Mt Todd Project, including any actions taken by Vista to improve the efficiency, effectiveness or growth of those operations, and the continuation of other existing activities which are incidental to the Mt Todd Project (including transport of cargo and product to and from the Mt Todd Project and the use of roads or transport corridors), provided such conduct is undertaken in accordance with law and subject to such conduct being in compliance with the terms of the Agreements; and
(ii)	support any additional legislative or other Authorisation, required from time to time by Vista and its Related Bodies Corporate, contractors of Vista and its Related Bodies Corporate, or persons acting on behalf of Vista and its Related Bodies Corporate, to undertake the conduct, actions and activities referred to in paragraph 3(a)(i).
(b)	The Association's support pursuant to clause 3(a)(ii) does not preclude The Association:

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(i)	in relation to environmental Authorisations sought by or on behalf of Vista and its Related Bodies Corporate, contractors of Vista and its Related Bodies Corporate, or persons acting on behalf of Vista and its Related Bodies Corporate:
(A)	regarding environmental impacts within the area of the Mt Todd Project, making submissions on those new environmental Authorisations, where such submissions comment on environmental values that will be impacted by the works contemplated by the Authorisation, environmental conditions that might be imposed on the grant of the Authorisation, and how environmental impacts may be mitigated. The Association will not object to the grant of such Authorisations; and
(B)	regarding environmental impacts of the Mt Todd Project on areas outside of the area of the Mt Todd Project, making submissions, based on environmental values that will be impacted by the works contemplated by the Authorisation, on those areas outside the Mt Todd Project to the extent that the environmental Authorisation relates to impacts on the environment outside the area of the Mt Todd Project. The Association will not object to the grant of such Authorisations, provided that the Association will before making any such submissions, provide Vista with written details of its concerns and its proposed submissions which will include supporting expert reports and allow Vista a reasonable opportunity to consider, respond to and discuss the concerns and any proposed submissions before those submissions are made in relation to any application by Vista or its Related Bodies Corporate for an environmental Authorisation (whether within or outside the Mt Todd Project); and

(ii)	making submissions, under any legislation, including under the Northern Territory Aboriginal Sacred Sites Act (NT), regarding Cultural Heritage approvals and protection made by or on behalf of Vista and its Related Bodies Corporate, contractors of Vista and its Related Bodies Corporate, or persons acting on behalf of Vista and its Related Bodies Corporate after the date of this Deed, provided that:
(A)	the Parties will first comply with the procedures under any Cultural Heritage Management Plan or Protocol before any such submission is made; and
(B)	the Association will before making any submission, provide Vista with written details of its concerns and its proposed submissions which will include any supporting expert reports and allow Vista a reasonable opportunity to consider, respond to and discuss the concerns and any proposed submission before that submission is made.
(iii)	making submissions and objections under applicable statutory processes in respect of town planning approvals (which includes, for the

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avoidance of doubt, any proposal regarding the grant of a liquor licence) sought in respect of the Big Rivers Region.
4.	Leaders Forum
4.1	Establishment of Leaders Forum
(a)	Within 3 months of the date of this Deed, the Parties will establish the Leaders Forum.
(b)	The Leaders Forum will take the place of the Mt Todd Liaison Committee and the Technical Oversight Committee in relation to matters affecting the Mt Todd Project.
4.2	Composition of Leaders Forum
(a)	The Leaders Forum will comprise representatives (the Members) of:
(i)	the Association; and
(ii)	Vista.
(b)	The Members will comprise:
(i)	3 representatives from the Association; and
(ii)	3 representatives from Vista.
(c)	Each of the Association and Vista must nominate its representatives in writing. If the Association or Vista wishes to change one or more of its representatives to attend the Leaders Forum, or wishes to nominate an alternate for one of or more of its representatives to attend a particular meeting of the Leaders Forum from time to time, it must notify the other in writing at least 5 days prior to the first Leaders Forum meeting that person is to attend.
(d)	Other persons may be invited to a specific Leaders Forum (or part thereof) for a particular purpose, with the prior written agreement of all Members.
4.3	Purpose of the Leaders Forum
(a)	The primary purposes of the Leaders Forum are:
(i)	to provide a forum whereby the Members can discuss, review and guide the ongoing implementation of the Agreements;
(ii)	to serve as the forum for consultation between the Members about various matters under the Agreements where clauses specify the Leaders Forum as performing this function;

Deed of Variation	Page 13

(iii)	to provide a forum for information sharing and reporting;
(iv)	to provide an avenue for ongoing communication between the Members about the Mt Todd Project; and
(v)	to carry out any other specific functions required of it under the Agreements.
(b)	The Members may also discuss matters including regional development (beyond issues directly relevant to the Mt Todd Project) from time to time at the Leaders Forum where these matters are of common interest to the Members.
(c)	For the avoidance of doubt, the Leaders Forum does not have authority to:
(i)	vary the Agreements; or
(ii)	act outside the scope of the Agreements.
4.4	Chair of Leaders Forum
(a)	The chair of the Leaders Forum will alternate year by year. In the first year a Member appointed by Vista will chair the Leaders Forum.
(b)	The chair will have a deliberative vote but not an additional casting vote.
4.5	Leaders Forum Meetings and costs of meetings
(a)	The Leaders Forum will meet as follows:
(i)	up to 6 meetings in the first 12 months following execution of this Agreement; and
(ii)	4 meetings per annum thereafter, held approximately on a quarterly basis.
(b)	Vista will pay to the Association an amount of $500 to fund the reasonable travel, accommodation, food and out-of-pocket costs associated with the Association Members attending meetings in Katherine or at the Mt Todd mine site.
(c)	If the meeting is not in Katherine or at the Mt Todd mine site then Vista will pay to the Association the costs associated with the Association Members attending the meeting being an amount calculated by reference to the rates set by Australian Taxation Office Taxation Determined 2019/11 (TD 2019/11) for the wage bracket in Table 2 (or any determination made in substitution or replacement for that determination).
4.6	Leaders Forum Procedures
(a)	A proposed meeting time, place and draft agenda for each Leaders Forum meeting will be circulated by Vista to the Members at least 14 days prior to a

Deed of Variation	Page 14

Leaders Forum meeting. If the Members wish to add any items to the agenda for a Leaders Forum meeting, they must do so in writing to all other Members no later than 7 days before the meeting.
(b)	A quorum for a meeting of the Leaders Forum shall consist of two (2) Members appointed by the Association and two (2) Members appointed by Vista.
(c)	Meetings of the Leaders Forum will be no longer than one day in duration, unless the Members otherwise agree.
(d)	Meetings of the Leaders Forum will be held in Katherine or at Mt Todd unless the Members otherwise agree, provided that meetings must be held in a manner that Members can, if they choose, attend by electronic means.
(e)	Meetings of the Leaders Forum will be minuted. Vista will provide the necessary secretarial service to take minutes at Leaders Forum meetings. Draft minutes will be circulated by Vista to all representatives of Members that attended a Leaders Forum meeting within 10 Business Days after the date of the meeting. The minutes will be considered and adopted or amended at the following meeting of the Leaders Forum.
(f)	Where Vista or the Association is required under this Agreement to report or consult on a specific matter to the Leaders Forum, Vista or the Association (as the case may be) will be entitled to bring, in addition to its nominated representatives on the Leaders Forum, any reasonably required personnel to attend the Leaders Forum meeting for that purpose.
(g)	Without limiting clause 4.2 or 4.6(f), provided all Members agree in advance, the Members can invite other guests to attend some or all parts of a Leaders Forum meeting.
4.7	Confidential Information
(a)	The Association Members that attend meetings of the Leaders Forum will be responsible for informing the Association and its members of information provided and consultations that occur at the Leaders Forum, except in respect of Confidential Information.
(b)	For the avoidance of doubt, the Parties agree that:
(i)	Confidential Information will only be provided to the Members attending a meeting of the Leaders Forum at a closed session for which separate confidential minutes will be prepared and circulated to Members;
(ii)	where Confidential Information is provided to the Members attending a meeting of the Leaders Forum, that Confidential Information including any minutes prepared under paragraph (i) must be kept confidential and must not be disclosed to any person other than another Member who is also subject to this confidentiality obligation;

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(iii)	Certain matters discussed at Leaders Forum meetings may include confidential undisclosed forward-looking information, as identified at the time by Vista;
(iv)	The Members appointed by the Association and Vista must each:
(A)	abide by and observe Vista's policies on share trading; and
(B)	execute such undertakings as may reasonably be required to record their respective agreement to the terms of this clause 4.7(b)(iv).
5.	Contract opportunities
5.1	Acknowledgement
(a)	Vista acknowledges the desire of Association Entities to build upon their established businesses and to develop new business opportunities.
(b)	Vista acknowledges that current Jawoyn Entities have a high percentage of Aboriginal employees and that an important pathway to realising employment outcomes for Aboriginal people is in the sustainable development of businesses though Jawoyn Entities.
(c)	Vista is supportive of this approach and will assist Jawoyn Entities in achieving these objectives by offering Jawoyn Entities the opportunity to win contract work from Vista in accordance with this clause 5.
(d)	To facilitate the achievement of this objective, Vista will assist Jawoyn Entities in relation to:
(i)	complying with the tender process for tenders for Local Contracts and any related of associated tenderer pre-qualification process; and
(ii)	by adopting the agreements and measures set out in this clause 5.
(e)	If a Related Body Corporate of Vista is putting a Local Contract out to tender, Vista will ensure that Related Body Corporate acts in accordance with the provisions of this clause 5.3.
5.2	Preference in Contract Tenders
(a)	Subject to clause 5.2(b), if Vista puts a Local Contract out to tender and a Jawoyn Entity tenders for the contract, Vista will give preference to the tender received from the Jawoyn Entity or where more than one Jawoyn Entity tenders for the contract, one of them.
(b)	In order for Vista to give Jawoyn Entities preference, the Jawoyn Entities must:

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(i)	be able to demonstrate capacity or capability to perform the tasks and meet the criteria required under Vista's contractual requirements or tender proposal;
(ii)	submit payment rates or prices for the contract that are competitive by reference to the relevant industry standards or market rates for that type of contract or service in the region and by reference to others who submit tenders;
(iii)	be able to satisfy Vista's health, safety and environmental standards and any legal or statutory obligations;
(iv)	have the demonstrated personnel, skills and capacity to undertake the work or project proposed in the contract to the requisite quality, within the required timeframes, and to a standard of service or workmanship comparable to others who submit tenders; and
(v)	have an appropriate business structure in place, with all appropriate approvals, licences and insurances in order to be able to carry out the work under the contract.
(c)	The Parties acknowledge that this preferencing process will be conducted within Vista's tender processes and the Parties agree that, subject to the other provisions of this clause 5.2, it is not intended that Vista modify its tender processes except to the extent expressly contemplated in this clause.
(d)	Vista will provide feedback to the relevant Jawoyn Entity where it has unsuccessfully tendered for a contract under this clause 5.2. Subject to any legal requirements or restrictions, the feedback will give reasonable details of why the tender was unsuccessful. It is specifically acknowledged that, in providing feedback, Vista will not be obliged to disclose information related to a tender received from a third party which is confidential or commercially sensitive.
5.3	Notice of Local Contracts

Vista shall provide notice to the Association of Local Contracts that are being tendered by Vista in the following ways:

(a)	Vista shall provide the Association with direct written notice of a Local Contract being tendered, such notice to be given at or about the same time as any other calls for tenders are notified in respect of that contract; and
(b)	Vista shall provide information at meetings of the Leaders Forum of known Local Contract tendering opportunities that are likely to be put out to tender in the following 6 months. To the extent practicable, Vista will also provide at that time notice of the minimum capabilities and skills that would be required to satisfy the tendering requirements for each such contract, including information about the tender process for Local Contracts.

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5.4	Jawoyn Participation in third party tenders

Vista will, all things being equal between tenders received from third parties in respect of Local Contracts, give favourable consideration in assessing the tenders from third parties in respect of Local Contracts to those that involve members of the Association or Jawoyn Entities as a substantial part of their tender proposal.

5.5	Local Asset Disposals
(a)	If Vista, or a Related Body Corporate of Vista, wishes to sell by public auction or tender (which, for the purpose of this clause, does not include a transfer or sale of assets to a Related Body Corporate of Vista or a joint venture in which Vista or its Related Bodies Corporate have an interest):
(i)	light vehicles;
(ii)	demountable accommodation facilities; or
(iii)	another class of asset that Vista and the Association, agree in writing are of a type that could be used by the Association for personal or community purposes and should be subject to the provisions of this clause 5.5, which are located at the Mt Todd Project (Local Assets), Vista will give the Association written notice of that proposed sale, with such notice to include basic details of the Local Asset proposed to be sold.

(b)	Vista will provide written notice pursuant to clause 5.5(a) at least 30 days before the Local Assets are offered for sale (Notice Period).
(c)	If the Association is interested in purchasing the Local Asset, it can provide written notice of its interest to Vista before the end of the Notice Period. If the Association does advise Vista within this time that it is interested in purchasing the Local Asset, then Vista and Jawoyn may have discussions regarding the terms of a proposed sale, within the Notice Period or such longer period as may be agreed, but neither party will be under an obligation to agree to the sale or purchase of the Local Asset.
(d)	If the Association does not provide notice within the Notice Period or if the parties do not reach agreement for the sale of the Local Asset to the Association within the Notice Period or such longer period as may be agreed, then Vista may proceed with the sale of the Local Asset without further reference to the Association.
(e)	Vista will advise the Association at a Leaders Forum meeting of any planned upcoming Local Asset sales. However, for the avoidance of doubt, a Local Asset may be sold even if it has not first been raised at a Leaders Forum meeting, provided the other provisions of this clause 5.5 are complied with by Vista.

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6.	Specific Contract Proposals for further discussion
6.1	Proposals from Jawoyn

The Association has raised with Vista that Jawoyn Entities may be able to provide Vista with services related to the Mt Todd Project in respect of the following contracts required by Vista for the purpose of the Mt Todd Project:

(a)	construction camp or accommodation or housing facilities;
(b)	cleaning contracts;
(c)	catering contracts;
(d)	labour hire;
(e)	general site security services to the extent permitted under any Vista risk management plan;
(f)	a bus service and freight transportation service.

In discussing and negotiating any agreement for contracts under this clause 6.1Vista shall apply the same preference principles that apply to a tender process under clause 5.2.

6.2	Rehabilitation contracts

The Association has raised with Vista the importance of rehabilitation of lands and waters affected by the Mt Todd Project and it is agreed that it is a strong preference of both parties that, subject to the arrangements set out in clause 5.2 and clause 5.3 and the Rehabilitation Plan for the Mt Todd Project as applicable from time to time, Jawoyn Entities have the opportunity to participate in contracts related to the rehabilitation work, such as revegetation and input into the design of final land forms and on site environmental monitoring (such as water sample collection, dust monitoring, flora and fauna surveys, seed collection and ranger related work), in relation to the Mt Todd Project.

6.3	Carbon Sequestration Projects
(a)	Vista agrees to discuss and negotiate with the Association with respect to any proposal that the Association may make to Vista in relation to a Carbon Sequestration, Solar Farm or other environmental or renewable energy project in the vicinity of the Mt Todd Project, subject to there being a genuine business case for the Association and Vista in relation to the proposed project.
(b)	Any agreement that may be developed from the discussions referred to in clause 6.3(a) would be subject to the safety, technical viability and price competitiveness requirements of Vista being met.

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(c)	Any agreement that may be developed from the discussions referred to in clause 6.3(a) would form a separate agreement between the Parties.
(d)	The Parties acknowledge that this clause does not place an obligation on the Association to develop a proposal for any such project, or on either party to enter agreement in respect of such a project unless agreement is reached on acceptable terms to both Vista and the Association.
7.	Employment and Training
7.1	Promotion of Aboriginal Employment Participation

Vista supports the goal of increasing Aboriginal employment for Jawoyn people. Vista aims to improve the rate of employment, participation in work readiness training, career advancement and retention of employees at the Mt Todd Project for Jawoyn people. This clause provides how Vista will support these goals and aims.

7.2	Strategy Development
(a)	Vista will, in consultation with the Association, develop a regional employment and training strategy (the Regional Employment Strategy) which will be aimed at promoting employment and training opportunities for for Jawoyn people.
(b)	To achieve the intent of this clause, in particular with regard to education and training outcomes, collaboration with government and non-government organisations is appropriate. The parties agree that a multi-party approach between the Association, Vista and the Commonwealth Government and Northern Territory Government is required to develop the Regional Employment Strategy.
(c)	The parties will discuss the development of the Regional Employment Strategy at Leaders Forum meetings. The parties will aim to have the Regional Employment Strategy finalised within 12 months of the date of this Deed. Once the Regional Employment Strategy is finalised, the parties will jointly implement the strategy as appropriate, giving due consideration to development plans for the Mt Todd Project.
(d)	The Parties will from time to time review the Regional Employment Strategy.
7.3	Training

In addition to any training initiatives that may be developed under the Regional Employment Strategy, Vista will:

(a)	provide, and will ensure that its Related Bodies Corporate also provide, on-the-job training to Jawoyn people employed at the Mt Todd Project where such persons demonstrate a desire and capacity to receive the same with a view to increasing their skills, thereby better equipping them to hold permanent positions in a range of roles relevant to the Mt Todd Project; and

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(b)	contribute to and participate in Government work-readiness programs that will form part of the Regional Employment Strategy.
7.4	Employment
(a)	Vista agrees to give preference, and ensure that its Related Bodies Corporate give preference, for advertised employment vacancies in the Mt Todd Project to applicants who are members of the Association and where:
(i)	the applicant meets the essential and desirable employment criteria for the position; and
(ii)	the applicant meets Vista 's standard recruitment criteria (which will relate to issues, without limitation, such as fitness for work, minimum qualification levels, training and skills requirements, and health and safety awareness) as it exists at the time of the application, as assessed in Vista's discretion.

(b)	Vista will notify the Association of advertised employment vacancies in the Mt Todd Project. This clause does not:
(i)	require Vista to advertise all vacancies;
(ii)	limit Vista 's ability to advertise employment positions from time to time in the way it usually does so (a General Advertisement), but Vista undertakes to provide the Association with notice of advertised positions at or about the same time as the General Advertisement.
(c)	The Parties acknowledge that Vista:
(i)	employs and treats people on the basis of ability, qualifications and performance;
(ii)	establishes and fills roles to meet the business needs of Vista and accordingly reserves the right to determine the number, nature and requirements of roles; and
(iii)	will make selection decisions and determine employment terms at its sole discretion and in accordance with law.
7.5	Traditional Owner Support for Improving Employment and Training Participation

The Association acknowledges it and its members have an important contribution to make in promoting understanding about what is required to get and keep a job at the Mt Todd Project.

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8.	Cross-Cultural Awareness Program
8.1	Development of Program
(a)	Vista will work with the Association in the Leaders Forum to develop a cross-cultural awareness program which will be delivered to Vista employees and contractors who are engaged in conducting activities at the Mt Todd Project. The program will be co-delivered by the Association, or its nominee, and Vista in a manner recommended by the Leaders Forum and developed and agreed between Vista and the Association.
(b)	Vista and the Association will work together in good faith to develop the cross-cultural awareness program within 12 months of the date of this Deed.
8.2	Purpose of Program

The purpose of the cross-cultural awareness program is to:

(a)	provide participants with an understanding of and respect for the traditions, culture and ways of life of the Jawoyn people;
(b)	provide participants with an understanding of Vista’s culture and commitment to the health and safety of its workforce, stewardship for the environment, the principles of mutual respect, teamwork, loyalty and dependability, and the performance of one’s duties and achievement of its objectives;
(c)	provide acknowledgement of Jawoyn people and recognition of land ownership;
(d)	promote respect for the traditions, culture and ways of life of the Jawoyn people;
(e)	instil an understanding of and a respect for the principles of this Agreement;
(f)	explain the rules and protocols relating to Sacred Sites for employees of Vista and its Related Bodies Corporate and contractors engaged by Vista, whether directly or indirectly, in the Mt Todd Project;
(g)	create awareness and understanding in relation to issues such as the land tenure of areas surrounding the Mt Todd Project, the importance of the lands and waters to Jawoyn people and understand Aboriginal culture.
8.3	Cultural Heritage Management and Protocol
(a)	The Parties acknowledge that:
(i)	Vista respects the Cultural Heritage of the Jawoyn people and has undertaken Cultural Heritage Studies in relation to the area affected by the Mt Todd Project;
(ii)	the Mt Todd Project could impact on Cultural Heritage;

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(iii)	the Parties wish to minimise the impact of the Mt Todd Project on Cultural Heritage, while at the same time managing Cultural Heritage so as to enable the ongoing conduct of the Mt Todd Project;
(iv)	the Parties have agreed on arrangements in relation to sacred sites under clause 10 of the Jawoyn Agreement No 2 and will continue to observe and comply with those arrangements and nothing in this clause 8.3 is intended to amend or affect those arrangements; and
(v)	the mining management plan for the Mt Todd Project provide for management of Sacred Sites.
(b)	Subject to clause 8.3(a):
(i)	In addition to and consistent with Vista’s Cultural Heritage Management Plans Vista and Jawoyn will develop a protocol (the Cultural Heritage Management Protocol) for the management of Cultural Heritage that might be impacted by the Mt Todd Project, and the sharing of information in relation to Cultural Heritage.
(ii)	The parties will discuss the development of the Cultural Heritage Management Protocol at meetings of the Leaders Forum. The parties will aim to have the Cultural Heritage Management Protocol finalised within 12 months of the date of this Deed.
(iii)	The Cultural Heritage Management Protocol may be reviewed and amended by agreement between the parties based on the recommendation of the Leaders Forum from time to time. Any amendment to the Cultural Heritage Management Protocol will be recorded in writing.
(iv)	The Parties will comply with the procedures in the Cultural Heritage Management Protocol, once agreed, as that protocol may be amended from time to time.
8.4	Werenbun and Jodetluk communities
(a)	The Parties acknowledge that Werenbun and Jodetluk communities are important stakeholders in the future of the Mt Todd Project and that the residents of the two communities experience high levels of social and economic disadvantage.
(b)	The Parties agree to work together to provide information to government and other stakeholders to support the enhancement of the social and economic conditions of both communities, including the improvement of housing, infrastructure and civic amenities in each.

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9.	Dispute Resolution
9.1	No proceedings

A Party must not start court proceedings (except proceedings seeking interlocutory relief) in respect of a dispute arising out of this Deed (‘Dispute’) unless it has complied with this clause.

9.2	Notification of Dispute

A Party claiming that a Dispute has arisen must notify the other Party to the Dispute specifying the nature of and giving details of the Dispute.

9.3	Reasonable efforts to resolve Dispute

During the period of 10 Business Days after a notice is given under clause 9.2 (or longer period agreed in writing by the Parties) (‘Negotiation Period’), the Parties must use their reasonable efforts to resolve the Dispute.

9.4	Dispute Resolution Process
(a)	If, within the Negotiation Period, the Dispute is not resolved or an appropriate alternative dispute resolution process is not agreed, then the Parties (or any of them) must:
(i)	if the dispute is not of a technical nature, refer the dispute to a mediator agreed between the Parties or failing agreement, appointed by the President for the time being of the Law Society of the Northern Territory for facilitation of mediation in accordance with the mediation rules to be nominated or set down by the mediator. The Parties must co-operate with the mediator as facilitator. The costs of the mediation shall be borne equally between the Parties; or
(ii)	if the dispute is of a technical nature, refer the dispute to an independent expert agreed between them or failing agreement appointed by the Branch Chairman of the Australasian Institute or Mining and Metallurgy – Darwin Branch or such other person of a similar standing as agreed by the Parties. The expert must have reasonable qualifications including commercial and practical experience in the area of the dispute. The expert is authorised to inform himself or herself independently as to the facts to which the dispute relates, receive submissions, statements and documents and act upon same, consult with other qualified persons and take such measures as he or she thinks to expedite the resolution of the dispute. The person appointed as an expert under this clause is deemed not to be an arbitrator but an expert and the law relating to arbitration, including the Commercial Arbitration (National Uniform Legislation) Act 2011 will not apply to him or her in his or her determination. The final determination of the expert will be final and binding on the Parties. The costs of the

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expert and any advisers to the expert will be borne by the Parties equally.
(b)	Notwithstanding a reference of a Dispute to the dispute resolution procedure in this clause, the Parties shall, so far as it is reasonably practicable, continue to perform and comply with their respective obligations under this Deed to the extent that such obligations are not the subject of that Dispute.
9.5	Commencing Proceedings

A Party may commence court proceedings after that Party has complied with the Dispute resolution process provided for in clause 9.4.

9.6	Breach of this clause

If, in relation to a Dispute, a Party breaches any provision of this clause 9, the other Parties need not comply with those clauses in relation to that Dispute.

9.7	Exception

This clause and the Dispute resolution process provided for in clause 9.4 does not apply to a Royalty Dispute.

10.	Confidentiality
10.1	Acknowledgement

Each Recipient, acknowledges and agrees that the Confidential Information of the Discloser is confidential and of significant commercial value to the Discloser and that any unauthorised disclosure of the Confidential Information would cause Loss to the Discloser.

10.2	Non-disclosure of Confidential Information

A Recipient must not disclose or cause or permit the disclosure of Confidential Information except:

(a)	with the written consent of the Discloser, which consent may be given or withheld in its absolute discretion; or
(b)	as permitted under this Deed.
10.3	Permitted disclosure

A Recipient may disclose Confidential Information:

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(a)	to the employees, accountants, auditors, consultants, financial advisers or legal advisers of the Recipient or its Related Bodies Corporate (each a Permitted Person), provided that the Recipient must:
(i)	inform each Permitted Person of the Recipient's obligations under this agreement and that such Confidential Information is confidential to the Discloser; and
(ii)	procure that each Permitted Person acknowledges the matters noted in clause 10.1 and strictly observes the Recipient's obligations under clause 10.2 as if those obligations were imposed on that person and any act or omission by a Permitted Person is deemed to be an act or omission of the Recipient.
(b)	if the Recipient, or a Related Body Corporate of the Recipient is required to do so:
(A)	by Law;
(B)	under any order or rule of an Authority; or
(C)	under the listing rules or rules of any stock exchange or other regulatory body (if applicable),

provided that prior to making the disclosure (except where providing prior notice is prohibited by the applicable Law, order or rule, as soon as legally possible), the Recipient must (and must procure that each Permitted Person):

(D)	gives reasonable written notice to the Discloser of the Confidential Information required to be disclosed, to whom and the basis on which the Confidential Information is required to be disclosed; and
(E)	if requested by the Discloser, consult with the Discloser in relation to any reasonable concerns of the Discloser as to the form of any such disclosure.
(c)	if disclosure is made on a confidential basis to:
(i)	a prospective farminee or assignee of the Recipient's rights and obligations under the Agreements and this Deed or of all or part of a Mineral Lease or an interest in a Mineral Lease; or
(ii)	a proposed purchaser of Gold; or
(iii)	a prospective financier of the Party or its Related Bodies Corporate; or
(iv)	another Third Party which proposes to enter into contractual relations with the Party,

provided the farminee, assignee, purchaser, financier or other Third Party agrees to keep the disclosed information confidential in accordance with this clause 10.

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For the avoidance of doubt, the Recipient acknowledges and agrees that a disclosure under this clause does not of itself result in any Confidential Information being deemed to be generally available in the public domain.

10.4	Breach
(a)	The Recipient must immediately notify the Discloser if it suspects, or becomes aware of, any actual or potential disclosure, storage, copying, access to, use or loss of the Discloser's Confidential Information except in accordance with this Deed.
(b)	The Recipient acknowledges that damages may be inadequate compensation for breach of this clause 10 and, subject to the court's discretion, consents to the Discloser and its Related Bodies Corporate seeking specific performance, injunctive relief or similar remedy as a remedy for any conduct or threatened conduct which is or would be a breach of this clause 10 in addition to any other remedies available at law or in equity under or independently of this Deed or the Agreements.
10.5	Survival of termination

This confidentiality clause continues to bind a person, notwithstanding that:

(a)	that person ceases to be a party to the Agreements or this Deed; or
(b)	the Agreements or this Deed are terminated for any reason,

for a period of 5 years from the date of such cessation or termination (as the case may be).

11.	Goods and Services Tax
11.1	GST exclusive amounts

All amounts payable under or in connection with this Deed are exclusive of GST unless indicated otherwise.

11.2	Payment of GST
(a)	A Recipient of a Taxable Supply under or in connection with this Deed:
(i)	must pay to the Supplier, in addition to the Consideration for the Taxable Supply, an amount equal to any GST paid or payable by the Supplier in respect of the Taxable Supply; and
(ii)	must make such payment to the Supplier as and when the Consideration or part of it is provided, except that the Recipient need

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not pay unless the Recipient has received a Tax Invoice (or an Adjustment Note) for that Taxable Supply.
(b)	Any additional amount of Consideration payable under this clause is payable at the same time, to the same extent, and in the same manner as the Consideration for the Taxable Supply and only in exchange for a Tax Invoice.
11.3	GST Adjustments

If a party becomes aware that the actual amount of GST payable on a Supply made in connection with this deed is more or less than the amount paid by the Recipient of the Supply, the difference on the amount payable must be paid or refunded, as applicable, by or to the relevant party promptly after the actual amount of GST on the Supply is paid or can be clearly ascertained, and an Adjustment Note is issued as required by the GST Law.

11.4	Definitions

In this clause, the following terms have the same meaning as in the GST Law:

Adjustment Note, Consideration, GST, Recipient, Supplier, Supply, Tax Invoice and Taxable Supply.

12.	General
12.1	Dealings
(a)	The Parties must do all things reasonably necessary to register, or procure the registration of, this Deed as a General Dealing under the Act.
(b)	Subject to clause 12.1(c) and clause 12.1(d) no Party may assign its rights or transfer its obligations under this Deed unless it obtains the prior written consent of all Parties, whose consent shall not be unreasonably withheld or delayed and the Parties expressly acknowledge and agree that any transfer or assignment made otherwise than in conformity with these provisions will be of no effect and not binding on the other Parties.
(c)	Before offering or accepting an offer to transfer or assign its right to receive the Royalty Payments under clause 2.2 (the Royalty), the Association shall by written notice (an Invitation) first invite Vista or a Related Body Corporate of Vista, to make an offer to the Association (an Offer) within twenty (20) Business Days of receipt of the Invitation (Invitation Period) to acquire the Royalty.

In respect of each Invitation and Offer:

(i)	an Invitation may only be made once in each twelve (12) month period and must specifically make reference to it being made under this clause 12.1(c);

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(ii)	an Offer must be in writing, set out the terms applicable to the Offer and remain open for acceptance by the Association for a period of twenty (20) Business Days (Acceptance Period);
(iii)	it is acknowledged and agreed that any Offer is Commercially Sensitive Information, the content and existence of which must be kept confidential and not disclosed by the Association to any Third Party;
(iv)	if an Offer is accepted by the Association, the sale of the Royalty must be completed within sixty (60) Business Days of receipt by Vista or its Related Body Corporate (as the case may be) of a written notice of acceptance of the Offer or such other period as the Parties may agree;
(v)	if:
(A)	neither Vista nor one of its Related Bodies Corporate makes an Offer during an Invitation Period; or
(B)	the Association does not accept the Offer made by Vista or one of its Related Bodies Corporate (as the case may be) within the Acceptance Period,

then the Association may no later than One Hundred and Twenty (120) Business Days after giving the Invitation to Vista, assign the Royalty to a Third Party for a price and terms not less advantageous to the Association than those contained in the Offer (if any) and subject to consent under clause 12.1(b);

(vi)	the Association must provide to Vista the terms of the proposed sale or assignment to any Third Party (Third Party Offer) and it is acknowledged and agreed that such information is Confidential Information, which must be kept confidential and only disclosed by Vista to the Guarantor, the respective officers and advisers of Vista and the Guarantor, as required by Law or by any Authority (including any stock exchange) or for the purposes of enforcing the terms of this Deed;
(vii)	Vista must provide written notice to the Association if it contends that the price and terms of the Third Party Offer are less advantageous to the Association than those contained in the Offer (if any), no later than twenty (20) Business Days after receipt of the terms of the Third Party Offer under clause 12.1(c)(vi);
(viii)	any dispute arising under this clause 12.1(c) shall be resolved in accordance with clause 9. Any sale to a Third Party must not proceed or be completed unless and until the Parties agree in writing or an expert appointed under clause 9.4(a)(ii) determines that the price and terms of the Third Party Offer are not less advantageous to the Association than those contained in the Offer (if any);
(ix)	if it is determined or agreed under clause 12.1(c)(viii) that the price and the terms of the Third Party Offer are less advantageous to the Association than those contained in the Offer (the date of such

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determination or agreement being the Relevant Date), in consideration of the terms of this Deed, Vista or its Related Body Corporate, as the case may be (in this sub-clause the Grantee) is granted and will have an option (the Option) to acquire the Royalty on equivalent terms of the Third Party Offer and subject to the following terms and conditions:
(A)	the Option may only be exercised by the Grantee delivering to the Association a written notice of exercise of the Option within twenty (20) Business Days after the Relevant Date and providing the sale of the Royalty shall be completed within sixty (60) Business Days follow written notice of exercise of the Option;
(B)	upon exercise of the Option by the Grantee, the Association will transfer and assign the Royalty to the Grantee for the price and on the terms and conditions of the Third Party Offer, with any dates or time periods adjusted to provide for the provisions of clause 12.1(c)(ix)(A); and
(C)	the Parties will do all such things and execute all such documents as may be necessary or reasonably desirable in order to complete the transfer and assignment of the Royalty from the Association to the Grantee;
(x)	Vista and the Association agree that damages are not an adequate remedy for any breach of this obligation and that Vista may seek injunctive relief; and
(xi)	time shall be of the essence in the construction of this clause 12.1(c).
(d)	Vista may sell, transfer, grant, assign or otherwise dispose of (‘Transfer’) or grant an Encumbrance over all, part of, or any interest or right in, any of the Mineral Leases, to a Third Party provided that:
(i)	in respect of a Transfer:
(A)	the transferee, assignee or other recipient of the interest and rights being the subject of the Transfer (the ‘Transferee’) has first executed and delivered to the Association an Assumption Deed in favour of the Association executed by the Transferee; and
(B)	subject to the execution of an undertaking as provided under sub-clause 12.1(d)(i)(A), Vista and the Guarantor shall thereupon be freed, released and forever discharged from any further liability or obligation under this Deed in respect of the Assigned Interest;

or

(ii)	in respect of an Encumbrance, the Encumbrance is expressly subject to the Royalty Payments and which is accompanied by an Assumption

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Deed in favour of the Association under which the Encumbrancee agrees to be bound by the terms of this Deed in exercising the Encumbrancee’s powers or remedies under the Encumbrance, as if it was a party to this Deed.
(e)	The Parties acknowledge and agree that Vista, or its assigns, shall have the exclusive right to market and sell to third parties Gold produced from the Mt Todd Project Area in any manner it chooses, including without limitation the forward sale of Gold, the repayment of gold loans, the purchase and or sale of options and other hedging activities (‘Hedging’). The Association will have no right to participate or obligation to share in any of these Hedging activities or the gains and losses arising.
12.2	Governing Law

This Deed shall be governed by and construed in accordance with the law from time to time in force in the Northern Territory of Australia and the Parties agree to submit to the non-exclusive jurisdiction of the Courts of that Territory at Darwin and all Courts competent to hear appeals therefrom.

12.3	Entire Agreement

These covenants, provisions, terms and conditions of this Deed and the Agreements, as amended by this Deed:

(a)	constitutes the entire agreement between the Parties as to its subject matter;
(b)	in relation to that subject matter, supersedes any prior understanding or agreement between the Parties and any prior condition, warranty, indemnity or representation imposed, given or made by a Party; and
(c)	may only be amended in writing signed by all Parties.
12.4	Effecting the agreement

Each of the Parties agree that they will from time to time and at all times at the request of the other, execute and deliver such deeds, assignments, notices, consents, instruments, writings, documents or other evidence and execute, give and do all such assurances and things as shall be necessary or desirable to perform its obligations under this Deed or otherwise implement the provisions of this Deed in a timely manner.

12.5	Waiver
(a)	Any non-exercise or delay in the exercise of any power or right by a Party does not operate as a waiver of that power or right, nor does any single exercise of a power or right preclude any other or further exercise of it or the exercise of any other power or right.
(b)	No waiver by a Party of any provision of this Deed shall be binding unless made in writing and any such waiver shall only relate to the specific matter, non-

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compliance or breach in respect of which it is given and shall not apply to any subsequent or other matter, non-compliance or breach.
12.6	Severability
(a)	Any provision in this Deed which is invalid or unenforceable:
(i)	if it is possible to do so, is to be read down so as to be valid and enforceable; and
(ii)	if it is not possible to be read down, is to be severed to the extent of the invalidity or unenforceability.
(b)	The Parties shall attempt to renegotiate any provision of this Deed affected by the operation of this clause.
12.7	Notices
(a)	Any notice, request or other communication to be given or served pursuant to this Deed shall be in writing addressed as the case may be as follows:
(i)	The Association:
Delivery:	[REDACTED: Address, Personal Information]
Post:	[REDACTED: Address, Personal Information]
Email:	[REDACTED: Email address, Personal Information]

(ii)	The Corporation:
Delivery:	[REDACTED: Address, Personal Information]
Post:	[REDACTED: Address, Personal Information]
Email:	[REDACTED: Email address, Personal Information]

(iii)	Vista:

[REDACTED: Name, Personal Information]

Delivery:	[REDACTED: Address, Personal Information]

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Post:	[REDACTED: Address, Personal Information]
Email:	[REDACTED: Email address, Personal Information]

(iv)	The Guarantor:
Delivery:	7961 Shaffer Parkway, Suite 5 Littleton, Colorado 80127 United States of America
Post:	7961 Shaffer Parkway, Suite 5 Littleton, Colorado 80127 United States of America
Email:	[REDACTED: Email address, Personal Information]

or to such other address as may be nominated, in writing from time to time.

(b)	Any such notice, request or other communication shall be in writing and delivered by hand, sent by pre-paid registered post or by email to the address of the Party to which it is sent as set out in clause 12.7(a) and shall be deemed to have been given:
(i)	if delivered by hand before 5.00p.m. on a Business Day – when delivered to that address; and
(ii)	if posted to or from a place within Australia by registered post to an address set out above, at 9.00 am on the sixth Business Day after the date of posting;
(iii)	if posted to or from a place outside Australia by airmail to an address set out above, at 9.00 am on the tenth Business Day after the date of posting;
(iv)	if sent by email to an email address set out above, when the email (including any attachment) is sent to the receiving party at that email address, unless the sending party receives a notification of delivery failure within 24 hours of the email being sent.
12.8	Counterparts

This Deed may be executed in any number of counterparts and all of those counterparts will together form one and the same instrument. A copy of a counterpart sent by facsimile machine, electronic mail (in PDF format) or other similar electronic means must be treated as an original counterpart.

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12.9	Consents and Approval
(a)	Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by a Party is required under this Deed, that action will not be unreasonably delayed or withheld.
(b)	An approval or consent given by a Party under this Deed will not relieve the other Parties from responsibility for complying with the requirements of this Deed, nor will it be construed as a waiver of any rights under this Deed, except as and to the extent otherwise expressly provided in such approval or consent.
12.10	Cumulative Rights

A right, power, remedy, entitlement or privilege given or granted to a Party under this Deed is cumulative with, without prejudice to and not exclusive of any other right, power, remedy, entitlement or privilege granted or given under this Deed or by Law.

12.11	Reading Down

If a provision of this Deed is reasonably capable of an interpretation which would make that provision valid and enforceable and an alternative interpretation that would make it unenforceable, illegal, invalid or void then that provision will be interpreted or construed, so far as is possible, to be limited and read down to the extent necessary to make it valid and enforceable.

12.12	Contra Proferentum

No rule of construction will apply in the interpretation of this Deed to the disadvantage of one Party on the basis that such Party put forward or drafted this Deed or any provision of this Deed.

12.13	Costs
(a)	Vista agrees to make a one-off contribution towards the reasonable costs of the Association in obtaining legal and other advice as may be required in relation to the negotiation, preparation, execution, delivery and performance of this Deed and of any related documentation, up to maximum amount of $[REDACTED: Amount, Commercially Sensitive Information].
(b)	Subject to sub-clause 12.13(a) the Parties agree to bear their own legal and other costs and expenses of, and incidental to, the negotiation, preparation, execution, delivery and performance of this Deed and of any related documentation, including any waiver of or amendment to this Deed.
(c)	Any stamp duty which may be payable or determined to be payable on or in connection with this Deed shall be borne and paid by Vista.

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Annexure A	Relevant Percentage

(Refer clause 1.1 and clause 2.2(b))

The Relevant Percentage shall be determined by reference to the applicable Gold price and Exchange Rates set out in the following table as at the Calculation Date.

Gold Price	Exchange Rate AUD = US$0.80 or less	Exchange Rate AUD = more than US$0.80 but not more than US$1.00	Exchange Rate AUD = more than US$1.00
Less than US$1,250	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]	0.125%
US$1,250 to less than US$1,450	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]
US$1,450 to less than US$1,850	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]
US$1,850 to less than US$2,050	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]
US$2,050 to less than US$2,250	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]
US$2,250 to less than US$2,450	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]
Equal to or Greater than US$2,450	2.000%	[REDACTED: Percentage, Commercially Sensitive Information]	[REDACTED: Percentage, Commercially Sensitive Information]

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For example:

[REDACTED: Examples, Commercially Sensitive Information]

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Signing page

Executed as a deed

The Common Seal of Jawoyn Association Aboriginal Corporation was duly affixed in accordance with its Constitution by:
/s/ [REDACTED: Name, Personal Information] Signature of Director	/s/ [REDACTED: Name, Personal Information] Signature of Director/Company Secretary
[REDACTED: Name, Personal Information] Full name (print)	[REDACTED: Name, Personal Information] Full name (print)

The Common Seal of Barnjarn Aboriginal Corporation was duly affixed in accordance with its Constitution by:
/s/ [REDACTED: Name, Personal Information] Signature of Director	/s/ [REDACTED: Name, Personal Information] Signature of Director/Company Secretary
[REDACTED: Name, Personal Information] Full name (print)	[REDACTED: Name, Personal Information] Full name (print)

Executed by Vista Gold Australia Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) by:
/s/ [REDACTED: Name, Personal Information] Signature of Director	/s/ [REDACTED: Name, Personal Information] Signature of Director/Company Secretary
[REDACTED: Name, Personal Information] Full name (print)	[REDACTED: Name, Personal Information] Full name (print)

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Executed by Vista Gold Corp. in accordance with its Articles by:
/s/ [REDACTED: Name, Personal Information] Signature of Chief Executive Officer	/s/ [REDACTED: Name, Personal Information] Signature of Chief Financial Officer
[REDACTED: Name, Personal Information] Full name (print)	[REDACTED: Name, Personal Information] Full name (print)

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